Exhibit 4.21

EXECUTION COPY

COLLATERAL AGENCY AND

INTERCREDITOR AGREEMENT

Collateral Agency and Intercreditor Agreement, dated as of May 10, 2005 (this “Agreement”), is by and among CALYON NEW YORK BRANCH (“Calyon”), and LEHMAN BROTHERS SPECIAL FINANCING INC., in its individual capacity (“Lehman” and, together with Calyon, the “Swap Counterparties”) and as agent under this Agreement for Lehman and Calyon (in such capacity and together with any successor thereto in such capacity, “Collateral Agent”).

Recitals:

WHEREAS, Lehman has entered into that certain ISDA Master Agreement, dated as of May 10, 2005 (including the Schedule, each Confirmation and Credit Support thereto, the “Lehman Swap”), between Lehman and Accredited Home Lenders, Inc. (“Accredited”);

WHEREAS, Calyon has entered into that certain ISDA Master Agreement, dated as of May 10, 2005 (including the Schedule and each Confirmation and Credit Support Annex thereto, the “Calyon Swap” and, together with the Lehman Swap, the “Swaps”), between Calyon and Accredited;

WHEREAS, Accredited has pledged pursuant to the Credit Support Annex to the Lehman Swap (the “Lehman CSA”) certain posted debt obligations, securities and cash and its hedges and other assets (collectively, the “Lehman Collateral”) to support its obligations under the Lehman Swap (the “Lehman Obligations”);

WHEREAS, Accredited has pledged pursuant to the Credit Support Annex to the Calyon Swap (the “Calyon CSA” and, together with the Lehman CSA, the “Security Documents”) certain posted debt obligations, securities and cash and its hedges and other assets (the “Calyon Collateral” and, together with the Lehman Collateral, the “Collateral”) to support its obligations under the Calyon Swap (the “Calyon Obligations” and, together with the Lehman Obligations, the “Obligations”);

WHEREAS, the Swap Counterparties desire to appoint Lehman as Collateral Agent under this Agreement and the Security Documents and to define the rights and duties of the Collateral Agent and the Collateral Agent desires to set forth the terms and conditions upon which it shall accept such agency; and

WHEREAS, the Swap Counterparties also desire to enter into agreements with one another as to certain matters relating to the Security Documents, including the administration of liens and the application of the proceeds of the Collateral.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Enforcement of Collateral.

1.1 Events of Enforcement. Anything contained in the Security Documents to the contrary notwithstanding, the Swap Counterparties agree among themselves and for their own benefit alone that, except as expressly provided otherwise in this Agreement (including, without limitation, actions permitted pursuant to the provisions of Section 4.4), the Collateral Agent shall only be authorized to take such actions under the Security Documents and to enforce or prepare to enforce such remedies available under such Security Documents as it may be directed to take or enforce pursuant to the written instruction of the Instructing Swap Counterparty (as defined in Section 4.7) (each such instruction being herein called an “Event of Enforcement”). In furtherance of the foregoing, the Collateral Agent agrees to make such demands and give such notice under the Security Documents as may be requested by, and to take such action to enforce the Security Documents and to foreclose upon, collect and dispose of the Collateral or any portion thereof as may be directed by, the Instructing Swap Counterparty; provided, however, that (i) the Collateral Agent shall not be required to take any action that it has been advised by legal counsel is contrary to law or the terms of the Swaps, the Security Documents, or this Agreement and (ii) the Collateral Agent shall not be required to take any action unless indemnified in accordance with the provisions of Section 4.6 hereof.

1.2 Collateral Agent’s Enforcement Against Collateral. Upon the occurrence of any Event of Enforcement, the Collateral Agent shall, on behalf of the Swap Counterparties, seek to realize upon the liens and security interests and other rights granted and provided for in the Security Documents in accordance with the instructions of the Instructing Swap Counterparty, but in the absence of such instructions, then in such manner as it deems appropriate and in that regard shall have the right to incur costs and expenses (including reasonable costs and expenses of attorneys) which, to the extent are not paid by Accredited or out of the proceeds of the Collateral, shall be shared by the Swap Counterparties in the manner provided for in Section 4.11 of this Agreement. The Collateral Agent shall not be obligated to exhaust its remedies against the Collateral or Accredited prior to seeking reimbursement for its costs and expenses from the Swap Counterparties.

1.3 Restrictions on Actions. Each Swap Counterparty agrees that, so long as any Obligations are outstanding, the provisions of this Agreement shall provide the exclusive method by which any Swap Counterparty may realize the benefits afforded by the Security Documents. Each Swap Counterparty shall, for the mutual benefit of all Swap Counterparties, except as expressly provided otherwise by this Agreement:

(a) refrain from taking or filing any action, judicial or otherwise, to enforce rights or pursue any remedy with respect to or under the Security Documents, except for delivering notices hereunder;

(b) refrain from (i) selling any Obligations to Accredited or any affiliate of Accredited, and (ii) accepting any guaranty of, or any other security for, the Obligations from Accredited or any affiliate of Accredited, except any guaranty or security granted to the Collateral Agent for the benefit of all Swap Counterparties; and

(c) refrain (except in connection with action taken by the Instructing Swap Counterparty) from exercising or requesting the Collateral Agent to exercise any rights or remedies under the Security Documents which have or may have arisen or which may arise as a result of an event of default or event of termination (as such terms are defined in the Swaps, an “Event of Default” or “Termination Event”) under any Swap;

provided, however, that nothing contained in subsections (a) through (c) above shall prevent any Swap Counterparty from imposing a default interest in accordance with the Swaps, or prevent a Swap Counterparty from raising any defenses in any action in which it has been made a party defendant or has been joined as a third party; provided, further that nothing contained herein shall prevent any Swap Counterparty from accepting a guaranty from any person or entity which, contemporaneously with the granting of such guaranty to such Swap Counterparty, is granting a guaranty or guaranties to the other Swap Counterparty to secure the Obligations owed to them, which guaranty or guarantees has or have the same or substantially the same terms as the terms of the guaranty or guarantees given to such Swap Counterparty; and provided, further that nothing contained herein shall affect or impair the right any Swap Counterparty may have under the terms and conditions governing the Obligations owing to such Swap Counterparty to accelerate, demand and take any action to enforce repayment of such Obligations or to file a lawsuit and obtain and enforce a judgment against Accredited, subject to the provisions of Article 3 hereof.

1.4 Terms of Obligations. Subject to the terms of the Swaps, the terms and conditions applicable to the Obligations owing to each Swap Counterparty by Accredited shall be such as such Swap Counterparty and Accredited shall from time to time agree upon and may be changed or modified at any time in accordance with the applicable Swap without in any manner affecting this Agreement or impairing this Agreement.

2. Release of Collateral.

2.1 The Collateral Agent may, without notice to or the consent of any Swap Counterparty, release from the liens and security interests of the Security Documents any portion of the Collateral in connection with the sale, transfer or disposition of such Collateral by Accredited in the ordinary course of its business to the extent permitted by, and subject to the terms and conditions of, the Swaps.

3. Allocation of Proceeds of Collateral.

3.1 Application of Proceeds. The proceeds of the Collateral, including proceeds received through enforcement of the liens and security interests and other rights granted and provided for in the Security Documents, shall be applied and shared among the Swap Counterparties as follows:

(a) First, to the payment of any outstanding costs and expenses incurred by the Collateral Agent in enforcing such liens and security interests and in protecting and maintaining the Collateral and collecting the proceeds of the Collateral, to the extent that it has not theretofore been reimbursed for same by Accredited or out of the proceeds of the Collateral or, if not reimbursed promptly by Accredited or out of such proceeds, by the Swap Counterparties; and

(b) Second, to the Swap Counterparties ratably in accordance with the respective outstanding amount of Obligations owing to such Swap Counterparty under the Swaps for application to Obligations arising under and in connection with the Swaps.

3.2 Sharing of Proceeds.

(a) Subject to the remaining provisions of this Section 3.2, if a Swap Counterparty obtains any payments (other than scheduled payments on any Obligations, in each case received in the ordinary course either (i) prior to such Swap Counterparty’s receipt of written notice from another Swap Counterparty that an Event of Default or Termination Event has occurred and is continuing under which Accredited is the Defaulting Party or the Affected Party (as such terms are used in the Swaps) or (ii) after such Event of Default no longer shall be continuing) or proceeds of the Collateral, from Accredited with respect to any of the Obligations, including from the exercise of any setoff rights (hereinafter called a “Sharing Payment”), such Swap Counterparty shall either (i) promptly cause such amounts to be delivered to or put in the custody, possession or control of the Collateral Agent for disposition and distribution in accordance with Section 3.1 hereof or (ii) if such Swap Counterparty has not promptly complied with subclause (i) next above, promptly purchase from the remaining Swap Counterparties participations in the Obligations owing to the remaining Swap Counterparties and shall make such other adjustments from time to time as shall be equitable (herein, the purchase of such participations or the making of such other adjustments being called “Sharing Adjustments”) to the end that all Swap Counterparties shall share the benefit of such Sharing Payment pro rata in accordance with the respective outstanding principal amount of Obligations then owing to each Swap Counterparty.

(b) If, during the course of, or pursuant to, any bankruptcy, insolvency, reorganization, receivership, dissolution or similar proceeding or the assignment for the benefit of creditors or any other marshalling of assets (a “Bankruptcy Proceeding”) of Accredited, a Swap Counterparty (the “Returning Swap Counterparty”) is required by a court or other tribunal of competent jurisdiction, pursuant to Section 547 of the Bankruptcy Code or an analogous provision of other applicable law, to disgorge, refund, rebate or otherwise return any payment received for which there has been a distribution under Section 3.1 hereof to such Returning Swap Counterparty with respect to the Obligations (a “Disputed Payment”) to any trustee presiding over such Bankruptcy Proceeding or to any other person or entity, the other Swap Counterparty shall promptly pay to the Returning Swap Counterparty its respective pro rata shares of such Disputed Payment, such pro rata share being determined by multiplying the amount of the

Disputed Payment by a fraction, the numerator of which is the portion of such Disputed Payment received by such Swap Counterparty and the denominator of which is the amount of such Disputed Payment.

4. The Collateral Agent.

4.1 Appointment. Each of the Swap Counterparties hereby appoints Lehman as the initial Collateral Agent for the Swap Counterparties under, and subject to the provisions of, this Agreement, the Swaps and the Security Documents, and each of the Swap Counterparties authorizes the Collateral Agent to act as the agent of the Swap Counterparties under, and to effectuate the purposes of, this Agreement, the Swaps (to the extent of the duties delegated to the Collateral Agent thereunder) and the Security Documents (to the extent of the duties delegated to the Collateral Agent thereunder). The Collateral Agent agrees to act as such upon the express conditions contained in this Agreement.

4.2 Duties. (a) By the execution of this Agreement, each Swap Counterparty (i) authorizes the Collateral Agent to file all financing statements and amendments to and/or assignments of financing statements necessary to perfect the security interests granted pursuant to the Security Documents or to continue the perfection of such security interests as are covered by the financing statements in favor of Collateral Agent, and (ii) ratifies the Collateral Agent’s prefiling, if any, prior to the date hereof of financing statements as part of such perfection process. All of such financing statements or amendments to and/or assignments of financing statements shall name the Collateral Agent, as agent, as secured party for the benefit of all of the Swap Counterparties in accordance with the interests of each Swap Counterparty as described in this Agreement.

(b) Subject to the terms of this Agreement, the Swaps and the Security Documents, the Collateral Agent agrees to receive, hold, administer and enforce the Collateral and the Security Documents (including, without limitation, acting as Valuation Agent and making the calculation of Exposure (as defined in the Swaps), the determination of Value, Current Market Value and Exposure (as defined in the Swaps) and making market calls under the Security Documents), and to foreclose upon, collect and dispose of the Collateral and to apply the proceeds therefrom, in such manner and on such terms as are set forth herein and therein, and for the ratable benefit of the Swap Counterparties as provided herein and therein, and otherwise to perform its duties and obligations as Collateral Agent hereunder and under each Security Document to which it is a party in accordance with the respective terms hereof and thereof. Notwithstanding any provision to the contrary set forth elsewhere in this Agreement or the Security Documents, the Collateral Agent shall not have any duties or responsibilities in its capacity as Collateral Agent except those expressly set forth herein (including, without limitation, Section 4.4 hereof) or therein or any fiduciary relationship with any Swap Counterparty, and no implied duties shall be read into this Agreement, any Swap or any Security Document or otherwise exist with respect to the Collateral Agent, and the Collateral Agent and its directors, officers, employees, agents and representatives shall not be liable to any Swap Counterparty for any action taken or omitted to be taken by it or them under this Agreement, any of the Swaps or any of the Security Documents, except for its or their own willful misconduct or gross negligence.

4.3 Powers. The Collateral Agent shall have and may exercise such powers as are specifically delegated to the Collateral Agent by the terms of the Security Documents and hereof, together with such powers as are reasonably incidental thereto. The Collateral Agent shall not be required to take any action under this Agreement or any of the Security Documents or prosecute or defend any action in respect of any thereof unless indemnified to its satisfaction by the Swap Counterparties against loss, cost, liability and expense that the Collateral Agent incurs in connection therewith. If any indemnity furnished to the Collateral Agent shall become impaired, it may call for additional indemnity and cease to do all acts indemnified against until such additional indemnity is given.

4.4 Administrative Actions. The Collateral Agent shall have the right to take any action, or omit to take any action, hereunder and under the Security Documents that is not inconsistent with the instructions of the Instructing Swap Counterparty or the terms of this Agreement, including (without limitation) actions that the Collateral Agent deems necessary or appropriate to perfect or continue the perfection of the liens on and security interests in the Collateral for the benefit of the Swap Counterparties or to protect or insure the Collateral. Except as provided in this Agreement and in the Security Documents above and as otherwise provided pursuant to applicable law, the Collateral Agent shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of rights against prior parties, nor as to the preservation of rights pertaining to the Collateral beyond the safe custody of any Collateral in the Collateral Agent’s possession.

4.5 No Responsibility for Recitals, Etc. The Collateral Agent shall not be responsible to the Swap Counterparties for any recitals, reports, statements, warranties or representations contained in the Security Documents or any document related thereto, or be bound to ascertain or inquire as to the performance or observance of any of the terms of the Security Documents. The Collateral Agent shall not be responsible for the validity, effectiveness or sufficiency of any of the Security Documents, or for the validity or priority of any lien or security interest created or arising under or pursuant to the Security Documents; provided, however, that, notwithstanding the foregoing, the Collateral Agent shall be responsible for the performance of its duties and obligations hereunder, including all duties and obligations with respect to the Security Documents and to liens and security interests created or arising under or pursuant to the Security Documents. Any written information furnished to the Collateral Agent about the Collateral and/or evidencing compliance by Accredited with the terms of the Security Documents shall be furnished by the Collateral Agent as soon as practicable, and in any event no later than three (3) business days, after the receipt thereof to all the Swap Counterparties.

4.6 Indemnity. Each of the Swap Counterparties hereby, ratably in accordance with the principal amounts then outstanding on the Obligations that are owed to such Swap Counterparty, severally agrees to indemnify the Collateral Agent in its capacity as such (to the extent the Collateral Agent is not reimbursed by Accredited, and without limiting the obligations of Accredited to do so, and to the extent it is not reimbursed out of proceeds of the Collateral)

against any cost, expense (including reasonable attorneys’ fees and court costs), claim, demand, action, loss or liability that the Collateral Agent may suffer or incur in connection with this Agreement the Swaps or the Security Documents (with respect to the duties delegated to the Collateral Agent thereunder), provided, however, that no Swap Counterparty shall be liable for the payment of any portion of such cost, expense, claim, demand, action, loss or liability determined by a court of competent jurisdiction in a final, non-appealable decision or order to have resulted solely from the Collateral Agent’s gross negligence or willful misconduct.

4.7 Action on Instructions of Instructing Swap Counterparty. Except as otherwise provided herein, the Collateral Agent shall act or refrain from acting under the Security Documents or hereunder in accordance with written instructions from the Instructing Swap Counterparty. The term “Instructing Swap Counterparty” as used in this Agreement shall mean Lehman, so long as no Termination Event or Event of Default in which Lehman is the Affected Party or Defaulting Party has occurred under the Lehman Swap, and otherwise, Calyon. The Collateral Agent may at any time request directions from the Swap Counterparties as to any course of action or other matter relating to the performance of its duties under this Agreement and the Security Documents and the Swap Counterparties shall promptly comply with such request. The Collateral Agent shall in all cases be fully protected in acting or refraining from acting pursuant to any such instructions (including telephonic instructions received by the Collateral Agent from any person purporting to act on behalf of a Swap Counterparty), and any such instructions and any such action or inaction by the Collateral Agent shall be binding upon all of the Swap Counterparties. If the Collateral Agent has asked the Swap Counterparties for instructions with regard to an event of default under any Swap and if the Instructing Swap Counterparty have not responded promptly to such request, the Collateral Agent shall be authorized to take such actions with regard to such event of default as the Collateral Agent, in good faith, believes to be reasonably required to promote and protect the interests of the Swap Counterparties and to maximize both the value of the Collateral and the present value of the recovery by each of the Swap Counterparties on the Obligations; provided, however, that upon receipt of instructions from the Instructing Swap Counterparty, the actions of the Collateral Agent shall be governed thereby and the Collateral Agent shall not take any further action which would be contrary thereto. The Collateral Agent as soon as reasonably practicable shall notify each Swap Counterparty of any such actions taken by it, provided, further, that in no event shall the Collateral Agent consent to any action or inaction by Accredited not otherwise permitted under this Agreement, any of the Security Documents or the Swaps without written instructions from the Instructing Swap Counterparty. Each Swap Counterparty shall promptly confirm in writing any telephonic instructions, but the Collateral Agent shall be fully protected in relying on such telephonic instructions notwithstanding its failure to receive such written confirmation thereof.

4.8 Employment of Agents and Counsel. The Collateral Agent may execute any of its duties as Collateral Agent under the Security Documents by and through agents and attorneys-in-fact and shall not be answerable to the Swap Counterparties, except as to money or securities actually received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency created hereby and under the Security Documents and its duties as Collateral Agent.

4.9 Reliance on Documents; Counsel. The Collateral Agent shall be entitled to rely in good faith upon any note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of legal counsel selected by the Collateral Agent.

4.10 May Treat Swap Counterparty as Owner, Ascertainment of Obligations, Etc. The Collateral Agent may deem and treat the Swap Counterparties as the sole owners of the Obligations for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Collateral Agent. Any request, authorization or consent of any person, firm or corporation who at the time of making such request or giving such authorization or consent is the holder of any Obligations shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligations.

4.11 Collateral Agent’s Reimbursement and Compensation. Accredited has agreed to reimburse the Collateral Agent for all of its costs and expenses incurred in connection with performance of its obligations under this Agreement and the Security Documents. Each Swap Counterparty agrees, severally and for itself alone, to reimburse the Collateral Agent in the amount of such Swap Counterparty’s pro rata share (determined by reference to its share of the aggregate notional amount of the Swaps) for any expenses (including, without limitation, reasonable attorneys fees and expenses) not reimbursed by Accredited for which the Collateral Agent is entitled to reimbursement by Accredited under the Security Documents or the Swaps.

4.12 Rights as a Swap Counterparty. With respect to Obligations owing to it, the Collateral Agent shall have the same rights and powers hereunder and under the Security Documents as any Swap Counterparty and may exercise the same as though it were not the Collateral Agent, and the term “Swap Counterparty” or “Swap Counterparties” shall, unless the context otherwise indicates, include the Collateral Agent in its individual capacity. The Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking or trust business with, Accredited as if it were not the Collateral Agent.

4.13 Resignation of Collateral Agent. The Collateral Agent may resign as agent for the Swap Counterparties hereunder and under the Security Documents at any time by giving thirty days prior notice in writing to the Swap Counterparties. If Lehman is the resigning Collateral Agent, Calyon shall become the successor Collateral Agent. If Lehman or Calyon is not the resigning Collateral Agent, or if Calyon elects not to become Collateral Agent upon a Lehman resignation, the Instructing Swap Counterparty may appoint a successor Collateral Agent who shall be entitled to all of the rights of, and shall be vested with the same powers and duties as, the original Collateral Agent. If no successor Collateral Agent shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Collateral Agent’s giving of notice of resignation, then the retiring Collateral Agent may appoint a successor

Collateral Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof having capital and surplus of not less than $50,000,000.

Calyon may remove Lehman as Collateral Agent upon the occurrence of a Bankruptcy Event (as defined in the Lehman Swap) or a payment default under the Lehman Swap by giving five days prior written notice to Lehman and, upon such removal, Calyon shall replace Lehman as Collateral Agent and shall be entitled to all of the rights of, and shall be vested with the same powers and duties as, the original Collateral Agent and Lehman shall transfer possession of the Collateral to Calyon in accordance with Calyon’s instructions.

The term “Collateral Agent” shall mean the successor collateral agent effective upon its appointment. Upon such successor collateral agent’s acceptance of such appointment, the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or the Security Documents and the successor collateral agent shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from all further duties and obligations arising under this Agreement and the Security Documents from and after the date on which its resignation is effective. The resigning or removed Collateral Agent agrees that it shall take all actions and execute all documents which may be reasonably required by the Swap Counterparties and the successor collateral agent to give effect to its replacement as the Collateral Agent hereunder. After the Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Article 4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

5. Notices.

5.1 Required Notices. Each Swap Counterparty shall give notice to the Collateral Agent and each of the other Swap Counterparties within one (1) business day of the occurrence thereof of any Event of Default or Termination Event for which Accredited is the Defaulting Party or Affected Party as the case may be, and of any judicial proceedings which it has commenced against Accredited in connection with such Event of Default or Termination Event. Further, each Swap Counterparty shall give the other Swap Counterparties five (5) business days’ prior written notice of such Swap Counterparty’s intention to commence any other judicial proceedings against Accredited; provided that each of the Swap Counterparties and the Collateral Agent agrees that it shall not disclose the existence or contents of such notice to Accredited or any affiliate of Accredited.

5.2 Method of Notices. Any notice hereunder shall be in writing and transmitted by telegram, telex or facsimile or sent by certified or registered first class U.S. Mail, return receipt requested, reputable overnight courier service or by personal delivery. Any notice, if personally delivered, shall be deemed given when received; any notice if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given three (3) business days after the date on which it was sent; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) business days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Any notice shall be addressed to the Collateral Agent or the applicable Swap Counterparty at its address shown on Exhibit B, or at such other address as it may, by written notice received by the Collateral Agent and the other parties hereto, have designated as its address for such purpose by a notice given in accordance with this Section 5.2.

6. Miscellaneous.

6.1 Swap Counterparty Credit Decision. Each Swap Counterparty acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Swap Counterparty and based on the financial statements furnished by Accredited and such other documents and information as it has deemed appropriate, made its own credit analysis and decision with respect to the Obligations held by it. Each Swap Counterparty also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Swap Counterparty and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action with respect to the Obligations and the Security Documents.

6.2 Termination. This Agreement shall continue in full force and effect with respect to each Swap Counterparty if and so long as such Swap Counterparty is owed any Obligations by Accredited or has any obligations under the applicable Swap and shall thereafter continue in full force and effect until the payment in full of all such Obligations and the satisfaction of all such Obligations; provided, however, that if all or any part of any payments to any Swap Counterparty are thereafter invalidated or set aside or required to be repaid to any person or entity for any reason other than as a result of such Swap Counterparty’s own wrongful conduct, then this Agreement shall be renewed and reinstated as of such date and shall thereafter continue in full force and effect to the extent of the Obligations so invalidated, set aside or repaid.

6.3 No Third Party Beneficiary. This Agreement is for the sole and exclusive benefit of the parties hereto and their successors and assigns and no other person or entity (including Accredited) shall under any circumstances be deemed to be a third party beneficiary hereof or be entitled to assume that any or all of the parties hereto will insist upon strict compliance with all of the terms and conditions hereof. This Agreement may be amended, modified or terminated and its provisions may be waived at any time without notice to or consent of any other person or entity upon the written consent of the parties hereto (other than Accredited) pursuant to Section 6.7 hereof.

6.4 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, including any subsequent holder of any Obligations. Each Swap Counterparty agrees with each other Swap Counterparty that any transfer or assignment of any indebtedness owing to it which is subject to the terms of this Agreement shall bind and subject the transferee or assignee and all successive assignees and transferees to the terms and conditions of this Agreement. It is understood and agreed that the granting of participations in the Obligations shall not constitute a transfer of indebtedness for the purposes of this Section 6.4.

6.5 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same instrument. Any of the parties hereto may execute this Agreement by signing any such counterparts and each of such counterparts shall for all purposes be deemed to be an original. This Agreement shall become effective when each of the parties hereto have executed this Agreement, or a separate counterpart thereof, and delivered the same to the Collateral Agent or have indicated to the Collateral Agent in a manner satisfactory to it that such party has executed a counterpart hereof and is transmitting the same to the Collateral Agent. The Collateral Agent shall notify the parties hereto as and when each such party has so executed this Agreement.

6.6 Governing Law. This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the laws of the State of New York without regard to its conflict of law principals (other than the Section 5-1401 of the New York General Obligations Law).

6.7 Amendment. Neither this Agreement nor the Security Documents may be amended or modified, and no waiver of any of the terms and conditions hereof or thereof shall be granted, except in each case by a written instrument signed by the Collateral Agent and all of the Swap Counterparties.

6.8 Section Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

6.9 Additional Collateral. The Swap Counterparties agree that all of the provisions of this Agreement shall apply to any and all properties, assets and rights of each of Accredited in which the Collateral Agent, at any time, acquires a security interest or lien pursuant to the Security Documents or any Swap. The Collateral Agent shall not acquire any interest in any real estate collateral without the prior written consent of the Instructing Swap Counterparty.

6.10 Cooperation; Accountings. To the extent that the exercise of the rights, powers and remedies of the Collateral Agent in accordance with this Agreement requires that any action be taken by any Swap Counterparty, such Swap Counterparty shall take such action and cooperate with the Collateral Agent to ensure that the rights, powers and remedies of all Swap Counterparties and the Collateral Agent are exercised in full. Each of the Swap Counterparties will, upon the reasonable request of another Swap Counterparty or the Collateral Agent, from time to time execute and deliver or cause to be executed and delivered such further instruments and do and cause to be done such further acts as may be necessary or proper to carry out more effectively the provisions of this Agreement. The Swap Counterparties agree to render accountings to each other upon reasonable request, giving effect to the application of proceeds of the Collateral as hereinbefore provided.

6.11 Purchase of Collateral. Any Swap Counterparty may purchase all or any part of the Collateral at any public or private sale of such Collateral. Each of the Swap Counterparties shall cooperate with each other Swap Counterparty in order to obtain the maximum sale price reasonably possible upon any foreclosure or other sale of all or any part of the Collateral. Notwithstanding the foregoing, all sales, transfers and other dispositions of any Collateral shall be accomplished in a commercially reasonable manner.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the date first above written.

LEHMAN BROTHERS SPECIAL FINANCING INC., as Collateral Agent and in its individual capacity

By:	/s/ Illegible
Name:
Title:

CALYON NEW YORK BRANCH

By:	/s/ Ian Cheung
Name:	Ian Cheung
Title:	Director

By:	/s/ Ricardo L. Gomes
Name:	Ricardo L. Gomes
Title:	Vice President

S-1

Consent

The undersigned consents to the provisions of the Collateral Agency and Intercreditor Agreement.

ACCREDITED HOME LENDERS, INC.

By:
Name:
Title:

S-2